     As filed with the Securities and Exchange Commission on March 30, 2000
                             Registration No. 333-
  ----------------------------------------------------------------------------

                     U.S. Securities and Exchange Commission
                             Washington, D.C. 20549

                                    Form SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                       IMAGE TECHNOLOGY LABORATORIES, INC.


          Delaware                                    8011                                  22-3531373
(STATE OR OTHER JURISDICTION                (PRIMARY STANDARD INDUSTRIAL                (I.R.S. EMPLOYER
OF INCORPORATION OR ORGANIZATION)           CLASSIFICATION CODE NUMBER)                 IDENTIFICATION NUMBER)

           167 SCHWENK DRIVE, KINGSTON, NEW YORK 12401 (914) 338-3366 (ADDRESS AND TELEPHONE NUMBER OF PRINCIPAL EXECUTIVE OFFICES)

                               DAVID RYON, MD, MS
                      CEO, PRESIDENT, CHAIRMAN OF THE BOARD
                   167 SCHWENK DRIVE, KINGSTON, NEW YORK 12401
                                 (914) 338-3366
           (NAME, ADDRESS AND TELEPHONE NUMBER FOR AGENT FOR SERVICE)

                                   COPIES TO:

                             JEFFREY A. RINDE, ESQ.
                              BONDY & SCHLOSS, LLP
                         6 East 43rd Street, 25th Floor
                            New York, New York 10017
                            TELEPHONE (212) 661-3535
                            FACSIMILE (212) 972-1677

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If delivery of the Prospectus is expected to be made pursuant to Rule 434, check the following box. / /

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8 (a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.




                                          CALCULATION OF REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------
Title of each              Amount           Proposed maximum          Proposed maximum           Amount of
class of securities        to be            offering price            aggregate offering         registration
to be registered           registered       per unit                           Price             Fee
---------------------------------------------------------------------------------------------------------------

UNITS                      3,000,000        $0.40                      $1,200,000

---------------------------------------------------------------------------------------------------------------
Common Stock, $0.01
par value per share        3,000,000(1)     $0.40                      $1,200,000                $316.80
Shares
----------------------------------------------------------------------------------------------------------------
Investor Warrants          1,500,000        $0.00
                           3,000,000        $0.00
----------------------------------------------------------------------------------------------------------------
Common Stock
Underlying Investor        3,000,000        $0.50                               $1,500,000       $396.00(3)
Warrants
----------------------------------------------------------------------------------------------------------------
Warrants                   250,000(2)       $0.40                               $100,000         $ 26.40(1)
----------------------------------------------------------------------------------------------------------------
Total Common Stock
                           3,000,000/Max                                        $1,200,000       $316.80(1)
Total Warrants
Total Common Stock         1,500,000/
underlying Investor        3,000,000/                                           $1,500,000       $396.00(1)

Warrants                   250,000                                              $100,000         $ 26.40(1)
----------------------------------------------------------------------------------------------------------------
Total                                                                                            $739.20(1)
----------------------------------------------------------------------------------------------------------------

(1) Estimated pursuant to Rule 457 (g) for the purpose of calculating the registration fee.
(2) Warrants totaling 250,000 issued to Robert Oakes with a cashless exercise provision in whole or in part at $0.40 per share for a total value of $100,000
(3) This has been calculated using the exercise price of the Investor Warrants at $0.50 per share.

                                                 TABLE OF CONTENTS


PROSPECTUS SUMMARY ...............................................................................................5
                                                                                                                  -

OVERVIEW OF
         IMAGE TECHNOLOGY LABORATORIES, INC.......................................................................6
                                                                                                                  -

THE OFFERING......................................................................................................7
                                                                                                                  -

SUMMARY OF CONFIDENTIAL
         FINANCIAL DATA...........................................................................................8
                                                                                                                  -

OPERATIONS........................................................................................................9
                                                                                                                  -

RISK FACTORS.....................................................................................................10
                                                                                                                 --

RISK FACTORS RELATED TO THE OFFERING.............................................................................17
                                                                                                                 --

USE OF PROCEEDS..................................................................................................19
                                                                                                                 --

DIVIDEND POLICY..................................................................................................20
                                                                                                                 --

DILUTION ........................................................................................................21
                                                                                                                 --

MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL
         CONDITION AND RESULTS OF OPERATION......................................................................22
                                                                                                                 --

DESCRIPTION OF BUSINESS..........................................................................................23
                                                                                                                 --

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT
         LIABILITY...............................................................................................32
                                                                                                                 --

DESCRIPTION OF PROPERTY..........................................................................................33
                                                                                                                 --

SELLING SHAREHOLDERS.............................................................................................34
                                                                                                                 --

DETERMINATION OF OFFERING PRICE..................................................................................35
                                                                                                                 --

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS.....................................................36
                                                                                                                 --

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS...................................................................39
                                                                                                                 --

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.........................................................40
                                                                                                                 --

EXECUTIVE COMPENSATION...........................................................................................41
                                                                                                                 --

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT...................................................44
                                                                                                                 --




DESCRIPTION OF SECURITIES........................................................................................46
                                                                                                                 --

LEGAL MATTERS....................................................................................................48
                                                                                                                 --

EXPERTS  ........................................................................................................49
                                                                                                                 --

ADDITIONAL INFORMATION...........................................................................................50
                                                                                                                 --

CHANGES IN AND DISAGREEMENT WITH ACCOUNTANT ON ACCOUNTING AND
         FINANCIAL DISCLOSURE....................................................................................51
                                                                                                                 --

PART II  ........................................................................................................52
                                                                                                                 --

INDEMNIFICATION OF DIRECTORS AND OFFICERS........................................................................53
                                                                                                                 --

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION......................................................................54
                                                                                                                 --

RECENT SALE OF UNREGISTERED SECURITIES...........................................................................55
                                                                                                                 --

EXHIBITS ........................................................................................................56
                                                                                                                 --

UNDERTAKINGS.....................................................................................................57
                                                                                                                 --

SIGNATURES.......................................................................................................58
                                                                                                                 --

                   Subject to Completion, Dated March 30, 2000

                               PROSPECTUS SUMMARY

                             Minimum 1,500,000 Units
                             Maximum 3,000,000 Units


         Image Technology Laboratories, Inc. a Delaware Corporation, ("ITL" or the Company") is offering for sale a minimum of 1,500,000 Units and a maximum of 3,000,000 Units (the "Units"), each Unit at $.40 per Unit consisting of 1 share of Common Stock and a Investor Warrant entitling the holder to purchase 1 share of Common Stock at $0.50 per share. The Units are being offered by the officers and directors of the Company on a "best efforts," 1,500,000 Unit or more basis.

         The minimum investment for each investor is 5000 Units.

         These securities have not been approved or disapproved by the Securities and Exchange Commission, (the "Commission") or any State Securities Commission nor has the Commission or any State Securities Commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a Criminal Offense.

The securities offered hereby involve a high degree of risk. See "Risk Factors" beginning at page 11 for information that should be considered by prospective investors.

         This summary highlights important information about ITL's business and about this offering. Because it is a summary, it does not contain all of the information you should consider before investing in the Units. Each prospective purchaser of the securities offered by this Prospectus is encouraged to read this Prospectus in its entirety, including the consolidation of financial statements and notes appearing elsewhere in the Prospectus and to carefully consider, among other things, the information under the heading "Risk Factors."

                                   OVERVIEW OF
                       IMAGE TECHNOLOGY LABORATORIES, INC.


         ITL is a software developmental stage company that has entered the medical image management segment of the healthcare information systems market. The Founders of ITL have developed through two years of research and design a unique Picture Archival and Communications System ("PACS"), code name ITLPACS. The ITLPACS routes, archives and displays digital images linked to patient demographics from either the Radiology Information System ("RIS") or the Hospital Information System ("HIS").

         The solution includes no-cost remote access to the imaging database via the Internet for on-call remote diagnosis, referring physicians or expert consultations. The ITLPACS solution offers image capture, viewing, server and administrative complexes with ODBC/SQL relational database technology, COM/DCOM object software architecture and DICOM/HL7 compatibility. ITL provides all support services, including remote system, network and database administration and management. ITL is also developing a unique display station that allows radiologists to view multiple digitized images simultaneously. ITL plans to initiate marketing the ITLPACS, a fourth generation medical information management system that is more open, usable and scalable than any currently available product, to hospitals beginning in the northeastern United States. ITL will distribute its PACS through three channels OEM relationships, partnerships and direct distribution through its own sales representatives. The Company intends to sustain growth through constant innovation.

                                  THE OFFERING


Securities Offered

Units           A Minimum 1,500,000 Units up to a Maximum of 3,000,000
                Units at $0.40 per Unit, each Unit consisting of 1 share of Common Stock and an Investor Warrant to purchase an additional 1 share of Common Stock at anytime during the one year period following the date of this Prospectus, 1 share of Common Stock at $0.50 per Share subject to adjustment for split-ups or combinations of Common Stock, dividends payable in Common Stock and the issuance of rights to purchase additional shares of Common Stock. Investor Warrants are callable upon sixty (60) days prior written notice when the closing sale price of the Common Stock equals or exceeds $2.00 for ten (10) consecutive trading days.

                             SUMMARY OF CONFIDENTIAL
                                 FINANCIAL DATA

         The following table sets forth our summary financial data. This table does not represent all of our financial information. You should read this information together with our Audited financial statements and the notes to the Financial statements beginning on page F-1 of this Prospectus and the information under "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                 BALANCE SHEETS


                                                      Dec 31, 1999  Dec 31, 1998
                                                      ------------  ------------
ASSETS

         Current Assets  - Cash                           $24       $657

         Capitalized Software Development                 2,186     2,186

         Deferred Private Placement Costs                 5,000

TOTAL ASSETS                                              $7,210    $2,843
                                                          ========  ========

LIABILITY & EQUITY

         Current Liabilities-Notes Payable
         to Stockholders                                  $5,100
         Equity
                  Common Stock                            $187      $187
                  Additional Paid-in-Capital              21,063    21,063
                  Accumulated Deficit                     (19,140)  (18,407)

         Total Equity                                     $2,110    $2,843
                                                          --------  --------

TOTAL LIABILITIES & EQUITY                                $7,210    $2,843
                                                          ========  ========

                                                     OPERATIONS

                                                              1999              Jan-Dec 1998
                                                              ----              ------------
         Ordinary Income
                  Expense
                           Bank Service Charges                 $108                   $   -
                           Depreciation Expense                 $4,077                 $3,077
                           Office Supplies                      $0.00                  $61.70

                  Taxes
                           Franchise                            $   -                  $100.00
                           Sales Tax (Other)                    $9.00                  $   -
                                                                -----                  ------
                           Total Taxes                          $9.00                  $100.00

                  Total Expenses                                $4,194                 $3,238
                                                                ------                 ------

         Net Ordinary Income                                   ($4,194)               ($3,238)
                                                               --------               --------

Net Income                                                     ($4,194)               ($3,238)
                                                               ========               ========

                                  RISK FACTORS


                  An investment in the Units involves a high degree of risk and should not be made by persons who cannot afford the loss of their entire investment. You should carefully consider the risks described below in addition to the other information presented in the prospectus before deciding to invest. If any of the following risks actually occur, ITL's business, financial condition, or results of operations could be materially adversely affected. In such case, the trading price of ITL's Common Stock could decline and you may lose all or part of your investment. (See also "Description of Business")


Forward Looking Statements

         The words "may," "will," "expect," "anticipate," "believe," "continue," "estimate," "project," "intend," and similar expressions used in this Prospectus are intended to identify forward- looking statements. You should not place undue reliance on these forward-looking statements, which speak only as of the date made. We undertake no obligation to publicly revise any forward-looking statements as a result of future events or developments. You should also know that such statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions. Should any of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may differ materially from those included within the forward-looking statements.

                      Risk Factors Relating to the Company


Limited Operating History

         We incorporated on December 5, 1997, and commenced operations effectively January 1, 1998. Accordingly, we have only a limited operating history on which to evaluate our business. As a result of our limited operating history, as a developer of Picture Archival Information and Communications Systems ("PACS"), we may be unable to accurately forecast our revenues. Our relative lack of experience means that our business will have numerous personnel, operational, financial, regulatory and other risks not faced by more experienced competitors. Our survival in the Medical Image Management market industry will depend upon our ability to enhance our current product and to develop or obtain from third-party suppliers, new products that keep pace with technological developments, respond to evolving end-user requirements and achieve market acceptance. Any failure by us to anticipate or respond adequately to technological developments or end-user requirements or any delays in product development, acquisition or introduction, would materially adversely affect our business and financial condition. We may be unable to adjust our spending in a timely manner to compensate for any unexpected revenue shortfalls. Accordingly, a failure to meet our revenue projections will have an immediate and negative impact on profitability. In addition, we cannot be certain that our evolving business model will be successful, particularly in light of our limited operating history. There can be no assurance that we will be able to successfully remain in the Medical Image Management market as currently planned.

Lack of Profitability; Cumulative Deficit; Revenue Projections

         ITL is a developmental stage company that has generated no revenues from product sales. ITL does not expect to generate revenue from product sales until at least the first quarter of 2001. ITL has incurred losses of approximately Nineteen Thousand Dollars ($19,000) since its inception primarily as a result of legal and accounting expenses incurred in connection with business formation. There is no guarantee that ITL will be able to generate revenue or achieve or sustain profitability in the future. ITL has no historical data on which to rely in estimating future revenue or expenses, and, as such, ITL's revenue assumptions may be inaccurate.


Government Regulation; No Assurances of Regulatory Approval

         The Company's products are regulated in the United States and abroad. In the United States, the ITLPACS is considered a medical device under the Federal Food, Drug and Cosmetic Act (the "Food and Drug Act") and is subject to regulation by the U.S. Food and Drug Administration ( the "FDA"). Before ITLPACS may be marketed in the United States, ITL must apply for and receive FDA authorization to market the product by submitting to the FDA a Pre-Market Notification pursuant to Section 510(k) of the Food and Drug Act and by filing a Pre-Market Approval application (a "PMA"). The PMA process can take up to six
(6) months or more and requires the expenditure of substantial resources. The 510(k) notification process is available for products substantially equivalent to previously approved products and may result in market clearance in as few as ninety (90) days. PACS products produced by other companies have been approved under the notification process. ITL is hopeful that the ITLPACS will also be deemed substantially equivalent in intended use and technical characteristics to similar devices previously approved by the FDA, but there can be no guarantee that the FDA will not require the ITL to submit a PMA under its usual approval process for new devices.
See "Business - Product Approval Process"

         ITL and its employees have limited experience in filing and pursuing the application necessary to gain regulatory approval. Regulatory authorities have substantial discretion to approve or deny ITL's applications to market medical devices such as the ITLPACS. In addition, regulatory bodies may change their standards or other regulations for approving new medical devices, which may result in additional delays or prevent approval. ITL currently has no product approved for marketing in the United States of elsewhere. There can be no assurance that ITL will be able to obtain the necessary approvals for the marketing of any products that it develops. An inability to gain FDA marketing approval for the ITLPACS or a substantial delay in obtaining such approval would adversely affect ITL's finances and its future prospects. Approval in one jurisdiction does not assure approval in another because the various U.S. and foreign, federal, state and local regulatory authorities are independent of each other. ITL will have to comply with the laws of, and meet the applicable regulatory procedures and standards in each jurisdiction in which it seeks to market its products.

         A medical device and its manufacturer are subject to continuing regulatory review even after a device is approved for marketing. Later discovery of previously unknown problems with a product or manufacturer, or an increase in the incidence of previously unknown problems may result in restrictions on the product and the manufacturer. The restrictions could include withdrawal of the product from the market. ITL is subject to numerous environmental, health, and workplace safety laws and regulations that might adversely affect ITL's financial condition or ability to carry on its business.

No Assurance of Third-Party Purchase or Reimbursement Approval

         A significant portion of the potential purchasers of the ITLPACS are hospitals and other health care organizations that provide services to Medicare recipients. Their decision to purchase ITLPACS may be adversely influenced by regulatory restrictions on their ability to be reimbursed for the use of the teleradiology services that PACS support. Federal regulations implemented by the Health Care Financing Administration (the "HCFA") currently permit only limited reimbursement for telepathology and teleradiology services under the Medicare program. Medicare payments for emergency room x- rays are limited to the first physician who interprets them. HCFA has refused to pay for other telemedicine consultations because the health care provider and the patient are not, by definition, face- to-face. Consequently, the use of ITLPACS to distribute diagnostic images to remote locations for consultations or second reading by specialists may not be reimbursable. The impact of HCFA restrictions on reimbursement for the use of PACS may adversely influence the medical device purchase decisions made by hospitals and other potential customers which in turn could have an adverse impact on the market for ITL's product and consequently on its financial condition and financial performance. Due to the prevalence of cost containment measures imposed by managed care organizations, many private group practices that might otherwise consider purchasing ITLPACS may face similar financial disincentives to invest in newer PACS technology.

Competition and Technological Change

          At present, PACS are produced by a number of highly competitive, small companies specializing in image management software and equipment and a smaller number of substantially larger medical equipment and imaging software suppliers, each of which has captured only a relatively small share of the current market for PACS to date. Although ITL believes its ITLPACS offers unique features that will distinguish it in the market, larger or more established PACS suppliers have substantially greater financial and other resources than ITL, and there can be no assurance ITL will be able to compete successfully against them in the market for PACS. In addition, a number of large hospital radiology centers are presently developing their own proprietary PACS for internal use. This trend may reduce the market for the ITLPACS among larger institutions. It may also result in the introduction of additional competitive products in the market to the extent that such proprietary systems are being developed in collaboration with computer software and hardware vendors who may be given the opportunity to commercialize these products upon completion. See "Business-Competition and Competitive Advantage." The ITLPACS will also continue to compete with other older diagnostic imaging systems such as film-based x ray equipment, which are still the predominant medical imaging modalities. Although PACS offer significant advantages over such older imaging modalities and the market for PACS is expected to grow quickly, there can be no assurance that hospitals, HMOs and others will continue to invest in the newer PACS technology at the same rates as has been the case over the past few years.

         In the future, the ITLPACS may face competition from newer technologies based on different imaging techniques. The ITLPACS have been intentionally designed with modular architecture on the Windows NT operating system to permit easy upgrading of component technology for the purpose of permitting ITL to avoid product obsolescence by maintaining state of the art systems. There can be no assurance, however, that the basic technology of all PACS, and therefore the market for such systems, will not be superceded buy an altogether new form of imaging technology or that the hardware and operating system components of the ITLPACS will not become obsolescent in a manner or to a degree that cannot be overcome by the modular structure of ITL's system. Although ITL is not aware of any new technologies currently under development that might replace PACS technology, new technologies may be developed, or existing technologies refined, which could render ITLPACS technologically or economically obsolete. Due to cost factors, competitive considerations or other constraints, there can be no assurance that ITL will be able to develop or acquire any new or improved hardware or software that it may need in order to remain competitive. See "Business Competition and Competitive Advantage."

Protection of Proprietary Technology

         ITL's ability to market a competitive PACS product depends in part on its success in protecting its proprietary interests in ITLPACS unique software so that competitors cannot duplicate its innovations and design. The principal forms of protection for software are copyright and trade secret protection. ITL has secured from its founders an assignment of all their rights and titles to the ITLPACS software developed prior to ITL's incorporation and therefore, believes it owns the copyright to the software. In addition, each founder is employed under an agreement containing continuing obligations of confidentiality, non-disclosure, assignment of work-product and right-to-inventions as well as obligations of non-competition that continue for a period of two (2) years from the termination of employment. ITL plans to require substantially similar obligations from all key employees hired in the future. By licensing rather than selling its software ITL expects to retain maximum trade secret protection for its product technology. However, there can be no assurance that all elements of ITL's software are sufficiently original to qualify for copyright protection or that ITL will be successful in preventing the unauthorized disclosure of its trade secrets. In either event, ITL may face competition from sales of products that are substantially similar to its own from which ITL will not benefit or be entirely able to prevent notwithstanding any right it may have to sue a person who makes unauthorized disclosure of its trade secrets. ITL currently plans to pursue patent protection to the limited extent that patent protection is available for any aspect of ITL's product. See Business- Protection of Proprietary Technology."

Manufacturing Uncertainties; Dependence on Third Party Licenses and Contracts

         In order to complete development of the ITLPACS system, ITL needs access to a sophisticated state-of-the-art computer hardware system containing the full complement of the equipment on which ITL's products is intended to run. For this purpose, ITL has entered into (2) agreements: (i) a Facility Usage Agreement with Rockland Radiology Group, P.L.L.C. ("Rockland") doing business as the Kingston Diagnostic Center (the "Center"), a privately-owned radiology facility operated by Kingston Diagnostic Radiology, P.C. ("Kingston"), and (ii) an Equipment Lease Agreement with Kingston. Kingston is a professional corporation owned by Dr. David Ryon the Company's Chairman and Chief Executive Officer that, pursuant to an agreement with Rockland ( the "Rockland Agreement"), employs radiologists to provide radiology services to the Center's clients using diagnostic imaging equipment and software owned by Kingston. The Equipment Lease Agreement gives ITL access to Kingston's state-of- the-art computer system for a two (2) year period. The Facility Usage Agreement gives ITL the right to use certain office space in the Center for access to Kingston's computer system and other purposes for so long as the Rockland Agreement and the Equipment Lease Agreement continue in effect. The termination of the Rockland Agreement, which ITL cannot control, would automatically terminate the Facility Usage Agreement. If this occurred, neither Kingston nor ITL would have access to the Center, although Kingston would be entitled to remove its equipment from the premises and ITL would have the right to continue to lease or to purchase Kingston's equipment. If ITL were unable to access Kingston's equipment, ITL estimates that it would have to purchase or otherwise acquire access to approximately $400,000 of comparable equipment in order to complete product development. Termination of the Facility Usage Agreement would most likely prevent ITL from using the Center as its principal product demonstration site as it presently intends to do. ITL has no agreement with any other facility to serve as a product demonstration site and may not be able to obtain one in the future. However, ITL is not aware of any circumstances that would jeopardize continuation of the Rockland Agreement. Furthermore ITL believes its need for office space will remain very modest, even when it is fully staffed for 2000, due to the fact that most employees are expected to telecommute, therefore enabling it to replace its existing office space in the Center quickly and inexpensively with no material impact on ITL or its finances.

         ITL intends to market ITLPACS itself. However, if this is not economically feasible, ITL may enter into marketing distribution or other arrangements with third parties. These arrangements may grant exclusivity rights to market certain products in return for royalties on sales. ITL's business may be adversely affected if any such marketing partner does not market a product successfully. See "Business-Operations" and "Business-Leases."

Limited Marketing Experience

         ITL intends to market ITLPACS to hospitals, HMOs, individual radiologists and group practices, subject to FDA approval. Although ITL intends to add management members who have experience in marketing medical devices, ITL has no experience marketing its proposed products. ITL has only very limited sales, marketing and distribution capabilities at this time. To market any of its products directly, ITL must develop a marketing and sales force with technical expertise and supporting product distribution capability. Significant additional expenditures will be required for ITL to develop a sales force or penetrate the markets for its products even if it makes those expenditures. ITL may not be able to obtain enough capital to establish an adequate in-house marketing and distribution capability in which case it would have to establish marketing arrangements with third parties. ITL's failure to establish in-house sales and distribution capabilities or an inability to enter into marketing arrangements with third parties on favorable terms, or a delay in developing such capabilities or arrangements, could have a material adverse effect on ITL's business, financial condition, and results of operations. See "Business-Markets and Marketing Plan."

Reliance on Key Employees; Ability to Obtain Qualified Employees

         ITL is dependent in substantial part on the personal efforts and abilities of David Ryon, M.D., its President, Chief Executive Officer, Chairman of the Board of Directors; Carlton T. Phelps, M.D., its Vice President - Finance and Administration, Chief Financial Officer, Secretary and Treasurer; and Mr. Lewis M. Edwards, its Vice President for Research and development and Chief technical Officer. Each is a founder, director and principal stockholder of ITL and a co-developer of the ITLPACS product. Dr. Ryon, Dr. Phelps, and Mr. Edwards are each employed as executive officers under employment agreements with ITL. Drs. Ryon and Phelps are permitted to continue the part-time practice of radiology, subject to approval of the Board of Directors, but are otherwise required to devote their full business time to the affairs ITL. Mr. Edwards is required to join ITL as a full-time employee upon completion of this Offering and is prohibited by the terms of his employment agreement from engaging in any other business activities which are directly competitive with the business of ITL, or which materially interfere with the performance of his duties and responsibilities to ITL. The loss or unavailability of any of these executives or future key employees for any significant period could have a material adverse effect on ITL's business, financial condition and results of operation. In addition, in order to complete product development and implement the marketing and business strategy described in this Prospectus, ITL must attract and retain highly qualified marketing, scientific, technical, and business personnel experienced in the medical device industry. There is no guarantee, particularly in the current competitive market for such skilled employees, that ITL will be able to secure or retain the personnel necessary to implement its business plan. See "Use of Proceeds" and "Management."

Potential Product Liability; Availability of Insurance

          ITL risks exposure to product liability claims if the use of its products is alleged to have caused harm to a patient. The claims might be made directly by patients or by medical organizations and medical personnel who face liability for care rendered in conjunction with the use of ITL's products. There can be no assurance that such claims, if made, would not result in monetary liability for damages or a recall of ITL's products or a change in the diagnostic purposes for which it may be used. Prior to product launch, ITL intends to obtain product liability insurance coverage for claims arising from the use of its ITLPACS if it is available on reasonable terms. There can be no assurance that this coverage, if obtained, will be adequate to cover claims. Product liability insurance is becoming increasingly expensive and no assurance can be given that ITL will be able to maintain such insurance, obtain additional insurance, or obtain insurance at a reasonable cost or in sufficient amounts to protect ITL against losses due to liabilities that individually or in the aggregate could have a material adverse effect on ITL. See "Business-Insurance."

Uncertainty of Future Products

         ITL plans to complete development of ITLPACS as discussed in this Prospectus and to continuously develop enhancements to ITLPACS so that it remains a state-of-the-art system. There can be no assurance, however, that ITL will develop additional products that will be commercially viable. ITL has not yet completed development of ITLPACS and has no other product or service on which it may rely for future revenue. See "Business - Business Strategy."

Need for Additional Financing

         ITL believes that the proceeds from this Offering will be insufficient to conduct its planned operations for the next twelve (12) months. ITL intends to fund its operations by raising significant additional funds through equity or debt financing. At present, ITL has no commitments for additional or alternative financing, and there is no assurance that ITL will be able to obtain such financing on satisfactory terms, if at all. Any subsequent offering of securities would, in all liklihood dilute existing stockholders' percentage of ownership in ITL. ITL's inability to secure additional funds from such financing within six (6) months could adversely affect ITL's ability to implement its business plan as described in this Prospectus. See "Use of Proceeds."

Control By Existing Stockholders

         Following completion of the maximum Offering, ITL's executives, Dr. Ryon, Dr. Phelps and Mr. Edwards, will own and control an aggregate of 7,288,750 shares of the outstanding Common Stock of ITL representing approximately ninety percent (90%) of its outstanding Common Stock and ninety two percent (92%) of its outstanding voting stock (giving effect to the 1,500,000 shares of Preferred Stock (as defined hereinafter)). All shares owned by the executives are also subject to certain restrictions on transfer, rights of first refusal and repurchase rights contained in a Stockholder's Agreement that is intended to preserve ownership of these shares by the founders of ITL. This concentration of stock ownership in a few persons together with the existence of the restrictions on transfers makes it unlikely that any other holder of voting Common Stock will be able to affect the management or direction of ITL. See "Principal Shareholders" and "Description of Securities-Preferred Stock."

Substantial Shares of Common Stock Reserved

         ITL has reserved five million (5,000,000) shares of Common Stock for issuance upon exercise of options that may be granted to key employees, officers, directors, and non-employee consultants under the terms of the 1998 Stock Option Plan. See "Management-Option Plan."

Anti-Takeover Effect of Certain Charter, By-laws and Delaware Law Provisions

         Certain provisions of ITL's Certificate of Incorporation and By-laws and Delaware law, could together or separately, discourage potential acquisition proposals, delay or prevent a change in control of the Company and limit the price that certain investors might be willing to pay in the future for shares of the Common Stock. These provisions provide, among other things, for the issuance, without further stockholder approval, of preferred stock with rights and privileges that could be senior to the holders of Common Stock and advance notice provisions and other limitations on the right of stockholders to call a special meeting of stockholders, to nominate directors and to submit proposals to be considered at stockholder's meetings. The Company is also subject to
Section 203 of the Delaware General Corporation Law, which, subject to certain exceptions, prohibits a Delaware Corporation from engaging in any of a broad range of business combinations with any "interested stockholder" for a period of three (3) years following the date that such stockholder became an interested stockholder.

Dependence on Attracting. Motivating and Retaining Staff

         The success of ITL's business depends in part upon its ability to attract, motivate and retain sales marketing staff who possess the skills, knowledge and attributes necessary to service the needs of its clients and grow the business. ITL competes with other companies who are able to attract and retain staff as a result of reputation, performance based compensation systems and infrastructure support. Because ITL has been in operation for only a short time, it has not had sufficient time to establish its reputation in the industry. Also, ITL's inability to offer substantial compensation packages and/or comparable infrastructure support for its staff could impair its ability to attract and retain staff. Any such inability to attract and retain staff could have a material adverse effect on ITL's business, results of operations and financial condition.

Possible Issuance of "Blank Check" Preferred Stock

         ITL is authorized to issue up to 5,000,000 shares of Preferred Stock, $0.01 par value ( the "Preferred Stock"). Immediately prior to this Offering, the Company will have outstanding 1,500,000 shares of Preferred Stock. The holders of Preferred Stock are entitled to one vote per share on all matters submitted to a vote of the Stockholders of the Company. The Board of Directors of ITL has the authority, without further action by the holders of the outstanding Common Stock, to issue additional Preferred Stock or other preferred stock from time to time in one or more classes or series, to modify or fix the number of shares constituting any class or series and the stated value thereof, if different from the par value, and to modify or fix the terms of any such series or class, including dividend rates, conversion or exchange rights, voting rights and terms of redemption (including sinking fund provisions), the redemption price and the liquidation preference of such class or series. ITL presently has no other class or series of preferred stock outstanding, and has no present plans to issue any additional Preferred Stock or other series or class of preferred stock. The designations, rights and preferences of any additional Preferred Stock or other preferred stock which may be issued would be set forth in a certificate of designation which would be filed with the Secretary of State of the State of Delaware. See Description of Securities - Preferred Stock."

                           Forward Looking Statements

         Certain statements in this Prospectus, including, without limitation, those described under the sections entitled "Risk Factors," "Use of Proceeds And Future Financing Requirements, " and "The Business" constitute "forward looking statements" within the meaning of the Private Securities Litigation Act of 1995. These statements can be identified by forward-looking words such as "expert," "believe," "goal," "plan," "intend," "estimate," "may" and "will" or similar words. Such forward- looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company or events, or timing of events, relating to the Company to differ materially from any future results, performance or achievements of the Company expressed or implied by such-forward looking statements. These include statements concerning the immediate need for the Company to raise significant additional capital to finance operations in the near-term and the inability to provide assurances that such capital will be available on favorable terms to the Company, if at all; the delay in the Company's achievement of substantial market penetration and widespread acceptance of the ITLPACS; the potential failure of the Company's sales team to sell ITLPACS in amounts sufficient to help the Company achieve its sales goals; the expense of product development and the related delay and uncertainty as to receipt of any requisite FDA clearance or other government clearance or approval; and the uncertainty of profitability and sustainability of revenues and profitability.

                      RISK FACTORS RELATED TO THE OFFERING


Immediate and Substantial Dilution

         Purchasers of the Units sold in this Offering will experience an immediate and substantial dilution of approximately ninety three percent (93%) of their investment in pro forma net tangible book value per share. In the future, these investors may also experience dilution upon exercise of options that may be granted at ITL's discretion under the 1998 Stock Option Plan, the exercise of the warrants issued in connection with the Company's private placement and warrants ITL may be required to grant under its agreement with two (2) business consultants. See "Business-Certain Related Party Transactions" and "Dilution."

Possible Volatility of Stock Price

         Factors such as market acceptance of ITL's product, the timing of purchase orders, announcements of technological innovations, the attainment of (or failure to attain) milestones in the commercialization of ITL's technology, the introduction of new products, or establishment of new collaborative arrangements by ITL, its competitors or other third parties, as well as claims of patent infringement or other material litigation, government regulations, investor perception of ITL, fluctuations in ITL's operating results and general market conditions in the industry may cause the market price of the Common Stock to fluctuate significantly. In addition, the stock market in general has recently experienced extreme price and volume fluctuations, which have particularly affected the market prices of technology companies for reasons frequently unrelated to the operating performance of such companies. These broad market fluctuations may have a material adverse effect on the market price of the Common Stock.

No Anticipated Dividends

         ITL previously has not paid any dividends on its Common Stock and for the foreseeable future intends to continue its policy of retaining any earnings to finance the development and expansion of its business. See "Dividend Policy."

                                 USE OF PROCEEDS


         The net proceeds to the Company from this Offering are estimated to be a maximum of $1,200,000 if all 3,000,000 Units are sold or $600,000 if only 1,500,000 Units are sold. The proceeds will be used for working capital and will be available for general corporate purposes. Specifically, the Company anticipates that the proceeds will be used to continue development of ITLPACS, pay the salaries of the Company's officers and directors, and expand the Company's sales and marketing activities. Accordingly, management of the Company will retain broad discretion in the allocation of the net proceeds of this registration.


Application of Proceeds                Maximum                       Percentage
-----------------------                -------                       ----------
Costs of Offering                      $125,000                      10.40%

Development of ITLPACS                 $658,000                      55.00%

Sales and Marketing                    $278,000                      23.10%

Administrative Costs                   $139,000                      11.50%

Totals                                 $1,200,000                    100.00%


--------------------------------------------------------------------------------

         Although we estimate that the proceeds of this Offering will be used over the next 12 months, due to the uncertainty of the Company's future sales revenue, it is not possible to predict with certainty the date by which the proceeds will be fully utilized.

                                 DIVIDEND POLICY


         The Company has never paid cash dividends and does not intend to pay any cash dividends with respect to its Common Stock in the foreseeable future. The Company intends to retain any earnings for use in the operation of its business. The Company's Board of Directors will determine dividend policy in the future based upon, among other things, the Company's results of operations, financial condition, contractual restrictions and other factors deemed relevant at the time. The Company intends to retain appropriate levels of its earnings, if any, to support the Company's business activities.

                                    DILUTION


         For purposes of this section the Company is assuming that there is no net tangible book value for the Company's 7,288,750 shares of Common Stock outstanding prior to the offering. "Net tangible book value" is defined as the net worth of the Company less deferred charges and other tangible assets. After giving effect to the sale of its 3,000,000 Units offered hereby (assuming the maximum number of Units is sold) (and assuming no allocation of the offering price of the Units to the Investor Warrants), and without giving effect to the exercise of any Investor Warrants, the approximate pro forma net tangible book value of the Company as of the date hereof would have been $190,000 [this number will be adjusted] or approximately $0.02 per share of Common Stock, representing an immediate increase in net tangible book value of approximately $0.02 per share to the existing shareholders and an immediate dilution of approximately $0.38 per share (93%) to new investors. "Dilution" means the difference between the offering price per share and the net tangible book value per share as adjusted for the Offering. See Risk Factors-Dilution."

                 MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATION


         Overview

         The following is a discussion of certain factors affecting ITL's results of operations, liquidity and capital resources. You should read the following discussion and analysis in conjunction with the Company's consolidated financial statements and related notes that are included herein.

         The following discussion regarding ITL and its business and operations contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements consist of any statement other than a recitation of historical fact and can be identified by the use of forward-looking terminology such as "may," "expect," "anticipate," "estimate" or "continue" or the negative thereof or other variations thereon or comparable terminology. The reader is cautioned that all forward-looking statements are necessarily speculative and there are certain risks and uncertainties that could cause actual events or results to differ materially from those referred to in such forward- looking statements.

         ITL is a software developmental stage company that has entered the medical image management segment of the healthcare information systems market. The Founders of ITL have developed, through two years of research and design, a unique Picture Archival and Communications System ("PACS"), code name ITLPACS. The ITLPACS routes, archives and displays digital images linked to patient demographics from either the Radiology Information System ("RIS") or the Hospital Information System ("HIS").



Results of Operations

Fiscal year ended December 31,1999 compared to fiscal year ended December 31,
1998

         As of December 31, 1999, the Company has not generated any revenues from operations and accordingly, it was still in the "Developmental Stage." Management does not expect the Company to generate any revenue from its ongoing operations prior to the first quarter of the year ended December 31, 200.1


General and Administrative. The Company's General and Administrative Expenses decreased 74% to $733 for the fiscal year ended December 31, 1999 as compared to $18,407 for the fiscal year ended December 31, 1988 The decrease was due to the Company expense of $18,245 of start-up costs in 1998.

                             DESCRIPTION OF BUSINESS

         Image Technologies Laboratories, Inc., (ITL), a Delaware Corporation is a developmental stage company that has entered the medical image management segment of the healthcare information systems market. ITL intends to develop picture archiving and communications software known as PACS for use in the management of medical diagnostic images by hospitals. PACS input and store diagnostic images in digital format from original imaging sources such as computerized tomography (CT), magnetic resonance imaging (MRI), ultrasound, nuclear imaging and digital fluoroscopy. Dr. Ryon initially conceived Image Technologies Laboratories picture archiving and communications ("ITLPACS") in 1995 for the purpose of electronically integrating all the diagnostic images and imaging modalities used at the Kingston Diagnostic Center. His goal was to implement the PACS at the Center and then to create a wide area network to provide over reading services in the five hospital locations in the region. When he discovered that no commercial vendor at the time had a product that could provide a solution that met all of the Center's needs, Dr. Ryon assembled a team to design a better PACS system. Dr. Ryon joined forces with Lewis Edwards, an expert in networking and image management, and Carlton Phelps, M.D., a radiologist with several years experience implementing commercial PACS. By late 1997, after more than a year of intensive research, the development team had completed the specifications for the prototype ITLPACS system and had assembled the hardware and software needed to develop the prototype at the Center. Drs. Ryon, Phelps, and Mr. Edwards with over 50 years combined experience in the medical imaging and software industries decided to form a company to commercialize their novel PACS design based on market research that indicated a growing demand for PACS in general and an unmet need for modular multi-modality scalable PACS such as the prototype the founders had designed. ITL installed a beta-version of the ITLPACS in 1998 at the Kingston Diagnostic Center, in Kingston New York. ITL plans to initiate marketing the ITLPACS to hospitals beginning in the Northeast United States. The ITLPACS will be manufactured, installed and serviced by ITL.

ITLPACS and ITL

         The ITLPACS features a unique and proprietary modular architecture that permits the system to be readily scaled and easily upgraded. This will allow the Company to provide products tailored to the size of its customers and to keep its customers at the forefront of future technological advances by enabling ITL to easily update existing systems. Other special features of the ITLPACS include automation of the total work flow, integration of patient data with digital images, quality review programs that analyze productivity and diagnostic accuracy of individual radiologists or entire radiology centers, and use of Windows NT as the network operating system. In addition, ITL is developing a unique display station that allows a radiologist to view multiple digitized images simultaneously. This interface is designed to replicate the traditional view box method by which radiologists typically examine multiple images such as x-rays on the single light screen. This method of simultaneously viewing and comparing multiple images has been shown to improve the accuracy and speed of image interpretation.

Business Strategy

         ITL's strategy is aggressively to pursue completing product development of ITLPACS in order to begin local marketing of the product in the second quarter of 2000 with the goal of becoming revenue producing at the earliest opportunity after FDA approval. To accomplish this goal, ITL is focusing its management efforts on completing this Offering and then raising significant additional funds through a subsequent offering, the proceeds of which will be used largely to hire engineers to finish the programming and to hire marketing staff to prepare for the nationwide product launch in late 2000. National marketing will culminate at the Radiological Society of North America ("RSNA") meeting in November of 2000. ITL plans to commence sales in the northeastern United States where its founders' reputations and its demonstration site are expected to produce sales leads. Product sales will be made in the form of software licenses agreements, installation services and continuing services and support. For the next two (2) years, ITL expects to remain focused on developing and enhancing ITLPACS, maximizing sales of this product in the United States, and providing continuing customer service and product upgrades.

Products Under Development

         ITL's lead product is ITLPACS, a unique and proprietary version of software known in the industry as Picture Archiving and Communication Systems ("PACS"). ITLPACS can be used to create, store, reproduce and transmit digitized images generated by any of the currently utilized diagnostic imaging modalities including x-rays, ultrasound, nuclear medicine, digital fluoroscopy, computed tomography (CT), and magnetic resonance imaging (MRI). Using ITLPACS, radiologists can read and interpret the digitized versions of diagnostic images from any terminal or computer to which they can be sent. This facilitates time-critical transfer of patient information between hospitals departments, such as from radiology to emergency room, as well as rapid off-site consultations by specialists at remote locations or convenient home viewing by individual radiologists. Hospitals and other health organizations can use ITLPACS permanently to replace more costly and cumbersome image storage mediums such as film. ITLPACS has been designed to interface with hospital and radiology information systems so that patient data can be integrated with diagnostic images for improved record retrieval and increased accuracy of image interpretation. ITLPACS features integrated program modules that interface with pictures generated by a variety of original imaging modalities that can flexibly be configured. This feature will better permit ITL to tailor its product to the needs of individual customers and rapidly to develop enhancements to accommodate new technologies, imaging modalities, and teleradiology services. ITLPACS has been designed to run under the Windows NT operating system utilizing a DICOM 3.0 complaint database for maximum scalability. ITL estimates that eighty (80%) of the product development has been completed with approximately two-thirds (2/3) of the actual hard coding and the bench testing yet to be performed.

         ITL has also designed a proprietary display terminal interface that permits the simultaneous viewing of multiple diagnostic images together with relevant patient data for the purpose of replicating the viewing technique used by radiologists using traditional view boxes for the display of multiple images. Research has shown that simultaneous image display improves the speed and accuracy of diagnostic interpretation. This terminal interface consists of software integrated into ITLPACS that may be used with any terminal hardware. ITL is considering developing proprietary terminal hardware based on modifications to currently marketed products on a customer order basis. This product would maximize the capabilities of ITL's software terminal interface by allowing simultaneous viewing of up to 200 images through the integration of the screen output of eight (8) or more monitors.

         ITL plans to sell third-party hardware components to customers who wish to purchase system hardware from ITL in conjunction with their purchase of an ITLPACS. ITL contemplates selling such hardware at a profit. However, ITL, has no plan to institute hardware-only sales in conjunction with the ITLPACS product launch and does not believe that supplying the hardware needs of it software customer is necessary to the competitive success of its ITLPACS.

Protection of Proprietary Technology

         ITL's ability to market a competitive PACS product depends in part on its success in protecting its proprietary interest in the ITLPACS software so that competitors cannot duplicate its innovative design. The principal forms of protection available for software such as ITLPACS are copyright laws and common law trade secret protection. ITL has secured from its founders an assignment of all their rights and titles to the ITLPACS software developed prior to ITL's incorporation and therefore, believes it owns the full copyright to the ITLPACS software. In addition, each founder is employed under an agreement containing continuing obligations of confidentiality, non-disclosure, assignment of work-product and right-to-inventions as well as obligations of non-compliance that continue for a period of two (2) years from termination of his employment. ITL plans to require substantially similar obligations from all key employees hired in the future. By licensing rather than selling its software, ITL expects to retain maximum trade secret protection for its product technology. However, there can be no assurance that all elements of ITL's software are sufficiently original to qualify for copyright protection or that ITL will be successful in preventing the unauthorized disclosure of its trade secrets. In either event, ITL may face competition from sales of products that are substantially similar to its own from which it will not benefit or be entirely able to prevent notwithstanding any right it may have to sue a person who makes unauthorized disclosure of its trade secrets.

         ITL plans to pursue patent protection to the limited extent that patent protection is available and advisable for any element of ITL's product. Patent protection may be available for certain aspects of ITL's terminal interface technology and for certain limited components of its software, including certain proprietary algorithms developed for use in ITLPACS. ITL has not yet retained any intellectual property attorneys or filed any application for the protection of its intellectual property.

Product Approval Process

         ITLPACS is regulated as a medical device under the Food and Drug Act administered by the FDA. ITL must apply for and receive FDA authorization to market ITLPACS before it can be sold in the United States. Marketing authorization is obtained by filing a PMA or by filing a pre-market notification under ss.510(k) of the Food and Drug Act. The PMA process can take up to six (6) months or more and require the expenditure of substantial resources. The 510(k) notification process is available for products substantially equivalent to previously approved products and typically takes considerably less time than the PMA process. ITL hopes the FDA will deem its products substantially equivalent in intended use and technical characteristics to similar devices ITL knows have been previously approved by the FDA so that marketing clearance can be obtained for the ITLPACS on an expedited basis under ss.510(k). There can be no guarantee, however, that the FDA will not require ITL to submit a PMA for ITLPACS.

         Obtaining FDA marketing authorization for ITLPACS under either procedure will depend upon ITL's ability to satisfy the software validation, quality assurance and good manufacturing practices the FDA requires. These requirements impose extensive record keeping and limited testing obligations on ITL. To assure compliance with these requirements, ITL intends to hire a person experienced in FDA product approval audits, documentation management and regulatory compliance requirements for software. Assuming successful completion and installation of ITLPACS at the Kingston Diagnostic Center, ITL intends to file for FDA marketing authorization during the second quarter of 2000. To the extent permitted by law, ITL intends to demonstrate ITLPACS at trade shows prior to obtaining marketing approval.

         Although ITL is aware that there is an international market for products such as ITLPACS, it has no present plans to market ITLPACS in other countries, largely due to limited resources. However, should ITL decide to market ITLPACS in other countries, it would have to comply with the laws of, and meet the applicable regulatory procedures and standards in each jurisdiction in which it sought to market its products. Approval in one jurisdiction does not assure approval in another as the various U.S. and foreign, federal, state, and local regulatory authorities are independent of each other.

         ITL and its employees have limited experience in filing and pursuing the applications necessary to gain regulatory approvals. Regulatory authorities have substantial discretion to approve or deny ITL's applications to market medical devices such as ITLPACS. In addition, the regulatory bodies may change their standards or other regulations for approving new medical devices, which may result in additional delays or prevent approval. ITL currently has no product approved for marketing in the United States or elsewhere. There can be no assurance that ITL will be able to obtain the authorizations or approvals necessary for the marketing of any products that it develops.

         A medical device and its manufacturer are subject to continuing regulatory review even after a device is approved for marketing. Later discovery of previously unknown problems with a product or manufacturer, or an increase in the incidence of previously known problems, may result in restrictions on the product and/or manufacturer. The restrictions could include withdrawal of the product from the market. See "Risk Factors-Government Regulation; No Assurances of Regulatory Approval."

Markets and Marketing Plan

         Recent market research by Frost & Sullivan suggests that the market for PACS is growing rapidly and that the worldwide sales are increasing from 155 to 30% per year. Original estimates put the worldwide market at $1.1 billion annually by 2001, but concerns over Year 2000 ("Y2K") related problems have blunted market growth. The United States presently accounts for sixty percent (60%) of such sales. It is estimated that PACS have been installed in less than twelve percent (12%) of radiology centers although that number is expected to grow to 28% - 40% by 2002.

         ITL plans to launch its ITLPACS in the northeastern United States where the reputations of its founders and the product demonstration site at the Kingston Diagnostic Center are expected to enhance interests in the product and generate sales leads. ITL will market a fourth generation medical information management system that is more open, usable and scalable than any currently available product. ITL plans to market ITLPACS through an in-house sales force supported by product advertising and promotion at industry trade shows, including the meeting of the Radiological Society of North America. The Company will offer the product at a price point that is well within the reach of even the smallest hospital or imaging facility. ITL can offer systems with superior price/performance characteristics because of their unique, proprietary architecture. Assuming profitable regional sales, ITL intends to expand its sales force to market ITLPACS throughout the United States. ITL will distribute its PACS products via three channels: OEM relationships, partnerships and direct distribution through its sales representatives

OEM Relationships: There are several large multi-national companies such as General Electric and IBM who have committed to entering the PACS market but have failed to either develop or acquire the technology needed to gain market share. ITL will pursue relationships with a large company whose in- house marketing, sales and support resources can be leveraged to propel ITL's products into national and international markets.

Partnerships: ITL has identified several companies whose interests are complementary. ITL will pursue mutually advantageous partnerships with firms that can provide access to markets, technology or service and support. ITL has begun discussions with a large firm that sells and services diagnostic imaging equipment across the United States. This company is offering to sell and maintain ITLPACS through their network of sales and maintenance representatives in exchange for non-exclusive rights to sell ITL's products. The Founders feel that such an arrangement will give ITL immediate access to a large and geographically dispersed customer base.

Direct Distribution: ITL will maintain an in-house sales and marketing staff to provide direct sales locally and nationally. They will advertise the product through trade shows, print advertisements and through their site on the World Wide Web. ITL will sell primarily to two target buyer groups; those who already have a PACS system in place and want a cost effective way of growing their system and small hospitals and imaging centers who want to start small and enter the PACS arena gradually.

         Once ITL has secured a significant share of the PACS market, the Founders intend to apply the same tools to the capture of other vertical markets. The Founders intend to sustain growth through constant innovation.

Competition and Competitive Advantage

         ITL will compete with a variety of companies in the United States and abroad that are marketing or developing PACS for the medical community. A number of highly competitive, smaller companies specialize in image management software and equipment and a smaller number of larger medical and computer equipment vendors have added PACS to their product line. To date no single company has captured a predominate share of the current market for PACS. In addition, a number of large hospital radiology centers are presently developing their own PACS for internal use. This trend may reduce the market for the ITLPACS among larger institutions. It may also result in the introduction of additional competitive products in the market to the extent that such proprietary systems are being developed in collaboration with computer software and hardware vendors who may be given the opportunity to commercialize such products upon completion. ITL, together with all other PACS manufacturers, will also continue to compete for sales to some extent with producers of older diagnostic imaging technologies such as film-based x-rays, which remain the predominant medical imaging modalities.

         In the last two years, consolidation has characterized the PACS industry. GE Medical Systems purchased Lockheed Martin Medical Imaging Systems in 1997 and Applicare in 1999. Imation acquired Cemax-Icon in 1997, and was then acquired by Kodak in 1998. Compurad, a small teleradiology and miniPACS provider, was purchased by Lumisys in 1998.

         IBM has also entered the PACS market as a pure systems integrator (selling and installing other vendor's products). Already, they have captured a significant portion of the military Defense Information Network PACS (DIN-PACS) contracts, with awards totaling approximately $32.3 million.

         Competitor companies currently produce PACS in two (2) types of configurations: "hyperPACS" and "miniPACS." HyperPACS are built around a large central enterprise server. These servers offer superior data protection, internet services, and reduced system downtime through redundancy and fail-over protection. The entry level cost, however, is much higher than for miniPACS. HyperPACS typically costs $800,000 to $2,000,000, of which the software component is forty percent (40%). While the view and capture stations of hyperPACS support a variety of hardware/operating system combinations, the servers are invariably UNIX based, requiring the additional expense of an in-house systems administrator typically earning $60,000 to $80,000 annually. Finally, since hyperPACS servers are "off-the-shelf" enterprise servers not designed specifically for PACS, many of the services hyperPACS provide, such as automated work flow management through image routing and pre-fetching, must be "hard coded" by software engineers, making changes expensive and time-consuming.

         MiniPACS systems consists of individual computer view stations that can be aggregated as needed into a networked system by adding view stations and mini-servers with network management software. Each view station contains its own database management software allowing it to hold images and intercommunicate with other networked view stations without a large central server. As a result, an inexpensive entry-level solution can be assembled for $100,000 to $500,000. Such systems, however, are also inherently more expensive to expand because each "node" that is added must support more functionality, and thus the hardware and software for each node is more expensive than it would be if a large central database server supported it. Communication between miniPACS view stations is inherently point-to-point, and these systems lack features of a true client-server database management system such as protection of database integrity through record locking.

         Sales of hyperPACS accounted for approximately sixty percent (60%) of all U.S. PACS sales in 1997. 1 The leading suppliers of hyperPACS in the U.S. during 1997 were Agfa, GE, and Siemens. Agfa accounted for approximately 25% of the total U.S. sales of hyperPACS in 1997. Sales of miniPACS accounted for approximately forty percent (40%) of all U.S. PACS sales in 1997. Olicon, Cemax-Icon, and DR Systems were the leading suppliers of miniPACS in the U.S. during 1997.

         ITL believes that most available PACS systems have significant drawbacks such as poor user interfaces, limited capabilities, and lack of scalability and prohibitive entry point purchase prices that have frustrated potential users. Such drawbacks are believed to account in part for the fact that no such competitor company captured more than thirty (30%) of the market in recent years.

         ITLPACS represents an alternative configuration model that has been designed to provide a
--------
         (1) The statistical information included in this section represents the most current and reliable information available.

unique solution to many of the disadvantages of both hyperPACS and miniPACS configurations. The architecture used in their ITLPACS is built on a foundation of innovative intelligent algorithms. These algorithms reduce the network bandwidth and on-line storage requirements of the ITL system; the two most important factors in the cost associated with building Consequently, ITL hopes its ITLPACS will acquire a significant share of the U.S. market for PACS. By making full use of the networking database management infrastructure of Windows NT, ITL has leveraged recent advances in operating system design, software development, and networking tools to produce a product that offers greater functional capability at lower costs through scalable system architecture. Its truly modular architecture permits capability to be disturbed incrementally, so a client can start with one piece of hardware that operates as a server, viewer and capture station, then expand the system by distributing those capabilities among multiple PC's. Hardware and software can be sized exactly to client needs. This enables ITL to offer the lowest possible entry point purchase price for a PACS system. In addition, ITLPACS offers capabilities not found on even the most expensive PACS, including a unique graphical interface.

         Although ITL believes ITLPACS offers unique features that will distinguish it in the market, larger or more established PACS suppliers have substantially greater financial and other resources than ITL, and there can be no assurance that ITL will be able to compete successfully against them in the market for PACS. Although PACS offer significant advantages over such other imaging modalities and the market for PACS is expected to grow quickly, there can be no assurance that hospitals, HMOs and others will continue to invest in the newer PACS technology at the same rate they have for the past few years.

         Although ITL is not aware of any new technologies currently under development that might replace PACS technology, new technologies may be developed, or existing technologies refined, which could render ITL's existing equipment technologically or economically obsolete. Due to costs factors, competitive considerations or other constraints, there can be no assurance that ITL will be able to develop or acquire any new or improved hardware or software that ITL may need in order to stay competitive. See "Risk Factors- Competition and Technological Change."

Place of Business

         For the foreseeable future, the Company intends to conduct its business from offices located in the Kingston Diagnostic Center which will house the Company's executive offices and an engineering laboratory containing the Company's inventory of hardware components used for product development and access to the Kingston Radiology Center's computer system. See "Business Leases."

Equipment

         In order to complete development of the ITLPACS while minimizing capital outlays, the Company has leased access to a sophisticated state-of-the-art computer hardware system containing the full complement of the equipment that the Company's product is intended to run on. The Company has access to this system under the terms of two related agreements: (i) a Facility Usage Agreement with Rockland, doing business as the Center, a privately-owned radiology facility operated by Kingston, and (ii) an Equipment Lease Agreement with Kingston. The Equipment Lease Agreement gives the Company access to Kingston's state-of-the art computer system for a two-year period and the Facility Usage Agreement gives the Company the right to use certain office space in the Center for access to Kingston's computer system and for general business purposes for so long as the Rockland Agreement remains in effect. SEE "Business-Leases and "Risk Factors-Manufacturing uncertainties; Dependence on Third Party Licenses and Contracts"

Manufacturing

         The Company does not expect to have any manufacturing operations for hardware or software. The Company expects to be able to produce sufficient copies of ITLPACS software for licenses using the software duplication capabilities of its beta site equipment. In the unlikely event that demand for copies of the ITLPACS exceeds the capacity of the Company to produce them, the Company believes that it could quickly and inexpensively obtain copies from a computer service bureau in its area. Any hardware sold by the Company will be purchased fully assembled from the original equipment manufacturer. The Company intends to contract with third parties for any required customization of hardware supplied to its customers.

Leases

         The Company is a party to a Facility Usage Agreement among the Company, Rockland, and Kingston which, pursuant to the Rockland Agreement, employs radiologists to provide radiology services to the Center's clients using diagnostic imaging equipment and software owned by Kingston. The Facility Usage Agreement give the Company the right to use approximately 450 square feet of office space in the Center for access to Kingston's computer system and other purposes during normal business hours for so long as the Rockland Agreement and the Equipment Lease Agreement between the Company and Kingston described below continue in effect. Kingston, Rockland and the Company expect to enter into a mutually beneficial agreement to permit the Company to use the Center as a beta test-site and product demonstration site in the first quarter of 2000. The termination of the Rockland Agreement, which the Company cannot control, would automatically terminate the Facility Usage Agreement. If this occurred, neither Kingston nor the Company would have access to the Center although Kingston would be entitled to remove its equipment from the premises and the Company would have the right to continue to lease or to purchase Kingston's equipment under the terms of the Equipment Lease Agreement. The Company is not aware of any circumstances that would jeopardize continuation of the Rockland Agreement for the next two years.

         Furthermore, the Company believes its need for office space will remain modest, even when it is fully staffed for 2000, due to the fact that most employees are expected to telecommute. Therefore the Company believes that it could replace its existing space in the Center quickly and inexpensively with no material impact on the Company or its finances in the unlikely event of early termination of the Facility Usage Agreement. The Facility Usage Agreement has been approved by all the disinterested directors of the Company due to its potential for conflict of interests in relation to Dr. Ryon's ownership of Kingston and his obligations under the Rockland Agreement. The Board of Directors considers the Facility Usage Agreement to be on favorable terms and in the best interests of the Company.

         The Company has leased access to Kingston's state-of-the-art computer system for a two-year period under the terms of an Equipment Lease Agreement with Kingston. In exchange, Kingston has received a license to use the ITLPACS software in its practice. The Equipment Lease Agreement has been approved by all the disinterested directors of the Company due to the potential for conflict of interest in relation to Dr. Ryon's ownership of Kingston and his obligations to use the leased equipment to perform the Rockland Agreement. The Board of Directors considers the Equipment Lease

Agreement to be on favorable terms and in the best interests of the Company. If the Company were unable to access Kingston's equipment, the Company estimates that it would have to purchase or otherwise acquire access to approximately $400,000 of comparable equipment in order to complete product development.

Insurance

         Under the terms of its executive employment agreements the Company is obligated to maintain term life insurance for the benefit of Dr. Ryon, Dr. Phelps and Mr. Edwards each in the amount of $300,000 commencing after the completion of this Offering if this can be obtained on commercially reasonable terms.

         Prior to product launch, the Company intends to obtain product liability insurance coverage for claims arising from the use of its ITLPACS if this is available on reasonable terms. The Company risks exposure to product liability claims if the use of its products is alleged to have caused harm to a patient. The claims might be made directly by patients or by medical organizations and medical personnel who face liability for care rendered in conjunction with the use of the Company's products. There can be no assurance that the coverage obtained will be adequate to cover claims. Product liability insurance is becoming increasingly expensive and no assurance can be given that the Company will be able to maintain such insurance, obtain additional insurance, or obtain additional insurance at a reasonable cost or in sufficient amounts to protect the Company against losses due to liabilities that individually or in the aggregate could have a material adverse effect on the Company. See "Risk Factors-Potential Product Liability: Availability of Insurance"

   DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITY


         Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") provides that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

         The Certificate of Incorporation of the Company, as amended, (the "Certificate") provides that the Company shall indemnify any and all persons whom it shall have the power to indemnify under section 145 of the DGCL from and against any and all expenses, liabilities or other matters referred to in or covered by Section 145, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

                             DESCRIPTION OF PROPERTY


         Currently ITL's is headquartered in the basement of the Kingston Diagnostic Center in Kingston, New York. The address is 167 Schwenk Dive, Kingston, New York. At this location ITL also maintains its primary laboratory. The Facility Usage Agreement gives the Company use approximately 450 square feet of office space in the Center for access to Kingston's computer system and other purposes during normal business hours. For the foreseeable future, the Company intends to conduct its business from offices located in the Kingston Diagnostic Center, housing the Company's executive offices and engineering laboratory containing the Company's inventory of hardware components used for product development and access to the Kingston Radiology Center's computer system.

                              SELLING SHAREHOLDERS



                  The selling shareholders may sell the common shares offered hereby in one or more transactions (which may include "block" transactions in the over-the-counter market, in negotiated transactions or in a combination of such methods of sales, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The selling shareholders may effect such transactions by selling the shares directly to purchasers, or may sell to or through agents, dealers or underwriters designated from time to time, and such agents, dealers or underwriters may receive compensation in the form of discounts, concessions or commissions from the selling security holders and/or purchaser(s) of the common shares from whom they may act as agent or to whom they may sell as principals, or both. The selling shareholders and any agents, dealers or underwriters that act in connection with the sale of common shares might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any discount or commission received by them and any profit on the resale of common shares as principal might be deemed to be underwriting discounts or commissions under the Securities Act.

         We will receive no portion of the proceeds from the sale of the common shares by the selling shareholders and will pay all of the costs relating to the registration of this offering (other than any fees and expenses of counsel for the selling shareholders). Any commissions, discounts or other fees payable to a broker, dealer, underwriter, agent or market maker in connection with the sale of any of the common shares will be paid by the selling shareholders.

         The following information pertains to the Common Shares issuable to selling shareholder

Selling Shareholders                           Number of Shares of Common
--------------------                           Stock Beneficially Owned
                                               ------------------------

                         DETERMINATION OF OFFERING PRICE


                  The offering price of the Common Stock offered in this offering has been arbitrarily determined by the Company and bears no relationship to any recognized criterion of value. The price does not bear any relationship to the assets, book value, earnings or net worth of ITL. In determining the offering price, we considered such factors as prospects, if any, for our product within the industry, the previous experience of management, lack of technological development with respect to our project to date, our historical and anticipated results of operations, the present financial resources of the Company and the likelihood of acceptance of the proposed offering in the current securities markets. The shares of common shock covered by this Prospectus may be sold by the Selling Shareholders from time to time at prices and on terms not yet determined and solely within the discretion of the Selling Shareholder.

          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS


         The following Table sets forth certain information regarding the executive officers and directors of Q Comm as of November 30, 1999.

-------------------------------------------------------------------------------

Name                                        Age               Title
----                                        ---               -----
David Ryon, MD, MS                          54                Director and Chairman of the Board of
                                                              Directors, President and Chief Executive Officer

Carlton T. Phelps, MD, MBA                  45                Director, Vice President of Finance and
                                                              Administration, Chief Financial Officer,
                                                              Secretary and Treasurer

Lewis M. Edwards, BSEE, MBA                 43                Director, Vice President of Research and
                                                              Development, Chief Technical Officer


         A brief description of the backgrounds of the current Executive Officers and Directors are set forth below:

EXECUTIVE OFFICERS AND DIRECTORS

         DAVID RYON, M.D., M.S., is a founder and principal stockholder of ITL and a co-developer of ITLPACS. He was appointed to the Board of Directors and appointed to serve as ITL's President and Chief Executive Officer in December 1997. Dr. Ryon is the founder of the Kingston Diagnostic Center in Kingston, New York, a large and profitable outpatient-imaging center with annual revenues in excess of $5,000,000. Dr. Ryon operated the Kingston Diagnostic Center as a sole proprietor from its inception in 1992 until his sale of the business to Rockland Radiological Group, P.C. in 1997. He currently operates the Kingston Diagnostic Center under a professional services agreement between Rockland and Kingston Diagnostic Radiology, P.C., his wholly owned professional corporation, pursuant to which he provides the Center with state-of-the-art imaging equipment and hires radiologists to service the Center's clients. At the discretion of the Board of Directors, Dr. Ryon may continue to devote some of his business time to management of the Center. It is the Board's opinion that Dr, Ryon's continued affiliation with the Center is highly beneficial to ITL at this time. Dr. Ryon's professional corporation has leased use of its equipment to ITL on a non-exclusive basis in exchange for a limited license to use ITLPACS at the Center and, together with the new owners of the Center has agreed to permit ITL to use certain office space in the Center. ITL expects to enter into an agreement with Rockland and Dr. Ryon's professional corporation to use the Center as a demonstration site for ITLPACS. Dr. Ryon worked as a radiologist at the Kingston Hospital for five (5) years before founding the Center. Dr. Ryon graduated as an M.D. cum laude from Albany Medical College in 1975 and served residencies in surgery and radiology at Albany Center Hospital. Among other post-graduate specialities, Dr. Ryon also trained as an Emergency Physician. Prior to becoming a physician, Dr. Ryon earned a B.S. in physics with high honors and an M.S. in engineering at the University of Rochester. He worked as an engineer at General Electric after graduation where he gained experience in the patent process.

         CARLTON T. PHELPS, M.D. M.B.A., is a founder and principal stockholder of ITL and a co- developer of ITLPACS. He was appointed to the Board of Directors and appointed by the Board to serve as ITL's Vice-President - Finance and Administration, Chief Financial Officer, Secretary, and Treasurer in December 1997. Dr. Phelps will be devoting substantially all his business time to his management responsibilities at ITL upon completion of this Offering. He earned an executive MBA degree at Rensselear Polytechnic Institute. Dr. Phelps has extensive experience teaching and practicing radiology and implementing PACS systems at radiology centers. He has published more than twelve (12) articles on the topic of sports medicine imaging and MRI. He headed the PACS committee at the Saratoga Hospital and spearheaded the effort to build the first PACS system at the Albany Medical College Hospital. He served as a radiologist and director of the Information Management department of East Hudson Community Care Physicians, a multi-specialty group practice with two hundred fifty (250) employees. He is currently Chief of Radiology at the Kingston Hospital. From 1995 to 1996, Dr. Phelps served as Director of Radiology at Child's Hospital in Albany, New York. Prior to this time he served as assistant professor and section chief of musculoskeletal and emergency department radiology at Albany Medical College for thirteen (13) years. Dr. Phelps graduated with an M.D. from the University of Vermont in 19080 and received his B.A. from Harvard University in 1976. Dr. Phelps is skilled in a variety of programming languages including Basic, C, C++, Fortran, MUMPS, and SQL. His dual interests, aptitude and experience in the fields of radiology and software development as well as his business education are an important component of ITL's competitive advantage.

         LEWIS M. EDWARDS, B.S.E.E., M.S.C.A., is a founder and principal stockholder of ITL and a co-developer of ITLPACS. He was appointed to the Board of Directors and elected by the Board to serve as ITL's Vice President of Research and Development and Chief technical Officer in December 1997. Mr. Edwards has committed to joining ITL full-time upon completion of this Offering. Mr. Edwards is a senior technical staff member at IBM and an industry-recognized expert software architect and engineer. He is currently an architect and lead software designer for IBM's RS/6000 SP, a massive parallel processor. From 1982 to 1993 he served as the head of engineering for Graphic Systems Labs, a CAD/CAM Independent Business Unit start-up company within IBM that grew from a $5 million investment to a $750 million business. He has published numerous technical disclosures, papers, and patents in the area of networked image management and served as IBM's technical representative to the American National Standards Committee that defined FDDI, a high-speed fibre-optic local area network. He is a member of the IEEE and ACM professional societies and a charter member of the Microsoft Developer Network. He has provided computer-consulting services to some of the largest American corporations including Boeing, General Motors, Chrysler, Ford and the Federal government's FAA and ATC teams. He holds a BSEE magna cum laude from Princeton University and an MSCA from Syracuse University. Mr. Edward's expert level computer engineering and programming experience and his industry contacts as well as his extensive experience managing large and complex systems development projects are a tremendous asset to ITL.

Limitation on Liability of Directors

         As permitted by Delaware law, ITL's Certificate of Incorporation includes a provision which provides that a director of ITL shall not be personally liable to ITL or its stockholders for monetary damages for a for a breach of fiduciary duty as a director, except (i) for any breach of the director's duty of loyalty to ITL or its stockholders, (ii) under Section 174 of the General Corporation Law of the

State of Delaware, which prohibits the unlawful payment of dividends or the unlawful repurchase or redemption of stock, or (iii) for any transaction from which the director derives an improper personal benefit. His provision is intended to afford directors protection against and to limit their potential liability for monetary damages resulting from suits alleging a breach of duty of care by a director. As a consequence of this provision, stockholders of ITL will be unable to recover monetary damages against directors for action taken by them that may constitute negligence or gross negligence in performance of their duties unless such conduct falls within one of the foregoing exceptions . The provision, however, does not alter the applicable standards governing a director's fiduciary duty and does not eliminate or limit the right of ITL or any stockholder to obtain an injunction or any other type of non-monetary relief in the event of a breach of fiduciary duty. ITL believes this provision will assist in securing and retaining qualified persons to serve as directors.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


         Dr. Ryon's professional corporation, Kingston Diagnostic Radiology, P.C. leases the use of its equipment to ITL on a non-exclusive basis in exchange for a limited license to use ITLPACS at the Center and, together with the new owners of the Center has agreed to permit ITL to use certain office space at the Center. ITL anticipates entering into an agreement with Rockland and Dr. Ryon's professional corporation to use the Center as a demonstration site for ITLPACS.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS


         There presently is no trading market for the shares of Common Stock of the Company and no assurances can be given that a trading market for the shares will develop, or, if developed, will be sustained.

                             EXECUTIVE COMPENSATION


                           Summary Compensation Table


----------------------------------------------------------------------------------------------------------------------------------
Fiscal Year       Name of           Position         Salaries Fees &           Bonuses           Deferred
-----------       --------          --------         ----------------          -------           --------
                  Individual                         Commissions                                 Compensation
                  ----------                         -----------                                 ------------


1998              David Ryon        CEO
                  MD, MS            Pres., Dir

1998              Carlton T.        Vice Pres
                  Phelps            CFO, Sect
                  MD, MBA           & Treas, Dir

1998              Lewis M.          Vice Pres
                  Edwards           CTO, Dir
                  BSEE, MSCA


1999              David Ryon        CEO
                  MD, MS            Pres., Dir

1999              Carlton T.        Vice Pres
                  Phelps            CFO, Sect
                  MD, MBA           & Treas, Dir

1999              Lewis M.          Vice Pres
                  Edwards           CTO, Dir
                  BSEE, MSCA

----------------------------------------------------------------------------------------------------------------------------------


EMPLOYMENT AGREEMENTS

         On December 6, 1999, ITL entered into three-year employment agreements with David Ryon, Carlton T. Phelps and Lewis M. Edwards in an effort to ensure the Company of the continued employment of each officer in his current executive position with the Company.

David Ryon was hired as President and Chief Executive Officer of the Company and provided a three year contract which expires two years from the date of the employment agreement.

         o Dr. Ryon will receive a minimum annual base salary of $150,000 payable in regular equal installments in accordance with the Company's general payroll practices.

         o Dr. Ryon shall be entitled to earn an annual performance bonus at the end of each calendar year as determined in good faith by the Board or the Committee based upon its annually established goals.

         o Under this Agreement Dr. Ryon will be entitled to the extent he is otherwise eligible, to participate in all retirement plans, health and other group insurance programs, stock option plans and other fringe benefit plans which the Company may now or hereafter in its sole discretion make available generally to its executives or employees, but the Company shall not be required to establish any such program or plan.

         o The Company shall provide Dr. Ryon with term life insurance in the amount of $300,000, short-term and long-term disability insurance in the amount of not less than 60% of Dr. Ryon's base salary, unless such insurance is not available at commercially reasonable rates.

         o The Company shall provide and maintain a suitable automobile for Dr. Ryon's business use in accordance with the Company's standard policy for senior executive officers.

         Carlton T. Phelps, M.D. was hired as Vice President, Chief Financial Officer, Secretary, Treasurer and Director of the Company and provided a three year contract which expires three years from the date of the employment agreement.

         o Dr. Phelps will receive a minimum annual base salary of $150,000 payable in regular equal installments in accordance with the Company's general payroll practices.

         o Dr. Phelps shall be entitled to earn an annual performance bonus at the end of each calendar year as determined in good faith by the Board or the Committee based upon its annually established goals.

         o Under this Agreement Dr. Phelps will be entitled to the extent he is otherwise eligible, to participate in all retirement plans, health and other group insurance programs, stock option plans and other fringe benefit plans which the Company may now or hereafter in its sole discretion make available generally to its executives or employees, but the Company shall not be required to establish any such program or plan.

         o The Company shall provide Dr. Phelps with term life insurance in the amount of $300,000, short-term and long-term disability insurance in the amount of not less than 60% of Dr. Phelps base salary, unless such insurance is not available at commercially reasonable rates.

         o The Company shall provide and maintain a suitable automobile for Dr. Phelps business use in accordance with the Company's standard policy for senior executive officers.

         Lewis M. Edwards was hired as a Vice President, Chief Technical Officer and Director of the Company and provided a two year contract which expires three years from the date of the employment agreement.

         o Mr. Edwards will receive a minimum annual base salary of $150,000 payable in regular equal installments in accordance with the Company's general payroll practices.

         o Mr. Edwards shall be entitled to earn an annual performance bonus at the end of each calendar year as determined in good faith by the Board or the Committee based upon its annually established goals.

         o Under this Agreement Mr. Edwards will be entitled to the extent he is otherwise eligible, to participate in all retirement plans, health and other group insurance programs, stock option plans and other fringe benefit plans which the Company may now or hereafter in its sole discretion make available generally to its executives or employees, but the Company shall not be required to establish any such program or plan.

         o The Company shall provide Mr. Edwards with term life insurance in the amount of $300,000, short-term and long-term disability insurance in the amount of not less than 60% of Mr. Edward's base salary, unless such insurance is not available at commercially reasonable rates.

         o The Company shall provide and maintain a suitable automobile for Mr. Edwards business use in accordance with the Company's standard policy for senior executive officers.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


         The following tables set forth, as of March ___, 2000, the number of shares of Common Stock of the Company beneficially owned by all persons known to be holders of more than five percent of the Company's Common Stock and by the executive officers and directors of the Company individually and as a group.

         (a)      Security Ownership of Certain Beneficial Owners

       ----------------------------------------------------------------------------------------------------------------------
         Title of                   Name and Address                   Amount and Nature         Percentage of
         Class                      of beneficial ownership            of beneficial ownership   class
       ---------------------------------------------------------------------------------------------------------------------


                                                Not Applicable

       ---------------------------------------------------------------------------------------------------------------------

         (b)      Security Ownership of Management
       ---------------------------------------------------------------------------------------------------------------------

         Title of                   Name and Address                   Amount and Nature         Percentage of
         ---------                  ----------------                   -----------------         -------------
         Class                      of beneficial ownership            of beneficial ownership   shares
         -----                      -----------------------            ------------------------  ------
                                                                                                 Outstanding
                                                                                                 -----------
       --------------------------------------------------------------------------------------------------------------------

         Common                     David Ryon. M.D.,M.S.              Blank shares of           %
         Stock                      1122 Barnegat Lane                 Common Stock
                                    Mantoloking, New Jersey
                                    08738

         Preferred                                                                               %
         Stock
       ---------------------------------------------------------------------------------------------------------------------

         Common                     Carlton T. Phelps, M.D.             Blank Shares of          %
         Stock                      284 Indian Lodge Road               Common Stock
                                    Voorheesville, New York
                                    12186

         Preferred                                                                               %
         Stock
       ---------------------------------------------------------------------------------------------------------------------



         Common                     Lewis M. Edward                    Blank Shares of           %
         Stock                      42 Ringer Street                   Common Stock
                                    Saugerties New York
                                    12477

         Preferred                                                                               %
         Stock
       ----------------------------------------------------------------------------------------------------------------------

                            DESCRIPTION OF SECURITIES



Units                               The Company is selling a minimum of 600,000 Units to a maximum of
                                    1,200,000 Units at an offering price of $0.40 per Unit, each Unit consisting of 1 share of Common Stock and an Investor  Warrant to purchase an additional 1 share of Common Stock.  Each Investor
                                    Warrant is immediately exercisable and entitles the holder to purchase at anytime during the one year period following the date of this
                                    Prospectus, 1 share of Common Stock at $0.50 per Share.

Common Stock                        The Company is authorized to issue 50,000,000 shares of Common
                                    Stock, $0.01 par value.  The holders of the Common Stock are entitled to one vote per share on all matters submitted to a vote of the stockholders of the Company.  In addition, such holders are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor.
                                    SEE "Dividend Policy." In the event of the dissolution, liquidation or winding-up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of all liabilities of the Company.  The holders of Common Stock do not have cumulative voting rights or preemptive or other rights to acquire or subscribe for additional, unissued or treasury shares.  All outstanding shares of
                                    Common Stock are, and when issued, the share of Common Stock offered hereby will be fully paid and non-assessable.

Preferred Stock                     The Company is authorized to issue 5,000,000 shares of Preferred
                                    Stock.  The holders of Preferred Stock are entitled to one vote per share on all matters submitted to a vote of the stockholders of the Company.
                                    The Board of Directors of the Company has the authority, without further action by the holders of the outstanding Common Stock, to issue additional Preferred Stock or other preferred stock from time to time in one or more classes or series, to modify or fix the number of shares constituting any class or series and the stated value thereof, if different from the par value, and to modify or fix the terms of any such series or class, including dividend rights, divided rates, conversion or exchange rights, voting rights and terms of redemption (including sinking fund provisions), the redemption price and the liquidation preference of such class or series.  The Company presently has no other class or series of preferred stock outstanding, and has no present plans to issue any additional Preferred Stock or other series or class of preferred stock.
                                    The designations, rights and preferences of any additional Preferred
                                    Stock or other preferred stock which may be issued would be set forth in a certificate of designation which would be filed with the Secretary of
                                    State of the State of Delaware.


Investor Warrants                   Each Investor Warrant evidences the right to purchase one share of
                                    Common Stock at the initial exercise price of $0.50 per share for one year.  The exercise price of the Investor Warrants and the number of shares of Common Stock , purchasable upon exercise of the Investor
                                    Warrants are subject to adjustment upon the occurrence of certain events, including split-ups or combinations of Common Stock, dividends payable in Common Stock, and the issuance of rights to purchase additional shares of Common Stock or to receive other securities or rights convertible into or entitling the holder to receive additional shares of Common Stock with or without payment of consideration.  The
                                    Investor Warrants are also callable by the Company upon sixty (60) days prior written notice when the closing sale price of the Common Stock equals or exceeds $2.50 for ten (10) consecutive trading days.  In such case, the Company's purchase price for the Investor Warrant shall be equal to the product of (x) $.05 and (y) the number of shares of
                                    Common Stock for which the Investor Warrant is then exercisable.
                                    Each Investor Warrant will expire at the close of business on the first anniversary after their issuance.

Warrants                            Each Warrant evidences the right to Robert
                                    Oakes with a cashless exercise provision to purchase shares of the Company's Common
                                    Stock at $0.40 per share in whole or in part up to $250,000.

                                  LEGAL MATTERS


         Certain legal matters with respect to the issuance of the securities offered hereby will be passed upon by Bondy & Schloss LLP, New York, New York 10017

                                     EXPERTS

         The financial statements of the Company included in this Prospectus have been audited by J.H. Cohn LLP, independent auditors, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given their authority as experts in accounting and auditing.

                             ADDITIONAL INFORMATION


         The Company has filed with the Commission a Registration Statement on Form SB-2 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act, with respect to the shares being offered in this offering. This Prospectus does not contain all of the information set forth in the Registration Statement, certain items of which are omitted in accordance with the rules and regulations of the Commission. The omitted information may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at Seven World Trade Center, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661. Such material can also be obtained at the Commission's Web site at http://www.sec.gov. Copies of such material can be obtained from the public reference section of the Commission at prescribed rates. Statements contained in this Prospectus as to the contents of any contract or other document filed as an exhibit to the Registration Statement are not necessarily complete and in each instance reference is made to the copy of the document filed as an exhibit to the Registration Statement, each statement made in this Prospectus relating to such documents being qualified in all respect by such reference. For further information with respect to the Company and the securities being offered hereby, reference is hereby made to such Registration Statement, including the exhibits thereto and the financial statements, notes, and schedules filed as a part thereof.

    CHANGES IN AND DISAGREEMENT WITH ACCOUNTANT ON ACCOUNTING AND
FINANCIAL DISCLOSURE

Not Applicable

                                     PART II

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS



         Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") provides that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

         The Certificate of Incorporation of the Company, as amended, (the "Certificate") provides that the Company shall indemnify any and all persons whom it shall have the power to indemnify under section 145 of the DGCL from and against any and all expenses, liabilities or other matters referred to in or covered by Section 145, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

                   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION




                  Other expenses in connection with this offering which will be paid by ITL (hereinafter in this Part II referred to as the Company") are estimated to be substantially as follows:

         Expense                                             Amount Payable By
         Item                                                Company

         SEC Registration Fees                               $729

         Printing and Engraving Fees                         $11,771

         Legal Fees                                          $80,000

         Accounting Fees and Expenses                        $25,000

         Transfer Agent's Fees                               $5,000

         Miscellaneous                                       $2,500

         Total                                               $125,000

                     RECENT SALE OF UNREGISTERED SECURITIES


         The Company recently completed a Private Placement under Regulation D, Rule 506. The terms of the offering included the sale of 800,000 Units consisting of 1 share of Common Stock and an Investor Warrant to purchase 1 additional share of Common Stock on a best efforts basis. The purchase price was $0.30 per Unit. The minimum investment for each investor was 5,000 units or $1,500. The aggregate offering amount ranged from a minimum of $105,000 to a maximum offering amount of $240,000. The proceeds to ITL from the Regulation D offering will be used exclusively for working capital. There was no underwriter used in connection with this offering.

                                  UNDERTAKINGS



                  The undersigned registrant hereby undertakes:

         (a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

         (i) To include any prospectus required by Section 10(a) (3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents fundamental change in the formation set forth in the Registration Statement.

         (iii) To include any additional or changed material information on the "Plan of Distribution."

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) Delivery of Certificates. The undersigned registrant hereby undertakes to provide to the Transfer Agent at the closing, certificates in such denominations and registered in such names as are required by the Transfer Agent to permit prompt delivery to each purchaser.

         (c) Indemnification. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the provisions set forth in Image Technology Laboratories, Inc.'s Articles of Incorporation or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES



         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of ______________________________, State of ______________________________ on
_____________, 2000


                                    IMAGE TECHNOLOGY LABORATORIES, INC.


Dated___________________, 2000
                                           By /s/ David Ryon
                                             ------------------------------
                                           David Ryon, MD, MS
                                           CEO, President, Chairman of the Board


         In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.




                                            IMAGE TECHNOLOGY LABORATORIES, INC.

Dated______________________, 2000
                                                    By /s/ David Ryon
                                                      -------------------------
                                                    David Ryon
                                                    CEO, President, Chairman of
                                                    the Board

                       IMAGE TECHNOLOGY LABORATORIES, INC.



CIK#

CCC#

PASSWORD

                       IMAGE TECHNOLOGY LABORATORIES, INC.
                          (A Development Stage Company)

                         REPORT ON FINANCIAL STATEMENTS

                     YEARS ENDED DECEMBER 31, 1999 AND 1998
                         AND PERIOD FROM JANUARY 1, 1998
                    (DATE OF INCEPTION) TO DECEMBER 31, 1999

                       Image Technology Laboratories, Inc.
                          (A Development Stage Company)

                          Index to Financial Statements                  PAGE
                          -----------------------------                  ----

Report of Independent Public Accountants                                  F-2

Balance Sheets
    December 31, 1999 and 1998                                            F-3

Statements of Operations
    Years Ended December 31, 1999 and 1998 and Period From
    January 1, 1998 (Date of Inception) to December 31, 1999              F-4

Statements of Stockholders' Equity
    Years Ended December 31, 1999 and 1998 and Period From
    January 1, 1998 (Date of Inception) to December 31, 1999              F-5

Statements of Cash Flows
    Years Ended December 31, 1999 and 1998 and Period From
    January 1, 1998 (Date of Inception) to December 31, 1999             F-6

Notes to Financial Statements                                            F-7/12

                                      * * *

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
                    ----------------------------------------

To the Board of Directors and Stockholders
Image Technology Laboratories, Inc.


We have audited the accompanying balance sheets of Image Technology Laboratories, Inc. (A Development Stage Company) as of December 31, 1999 and 1998, and the related statements of operations, stockholders' equity and cash flows for the years then ended and for the period from January 1, 1998 (date of inception) to December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Image Technology Laboratories, Inc. as of December 31, 1999 and 1998, and its results of operations and cash flows for the years then ended and for the period from January 1, 1998 (date of inception) to December 31, 1999, in conformity with generally accepted accounting principles.

                                                        J.H. COHN LLP



Roseland, New Jersey
March 3, 2000

                       Image Technology Laboratories, Inc.
                          (A Development Stage Company)

                                 Balance Sheets
                           December 31, 1999 and 1998

                                      ASSETS                                                       1999             1998
                                      ------                                                    ---------       ---------

Current assets - cash                                                                          $        24       $      657

Capitalized software development costs                                                               2,186            2,186
Deferred private placement costs                                                                     5,000
                                                                                                 ---------        ---------

          Totals                                                                                 $   7,210        $   2,843
                                                                                                 =========        =========


                LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities - notes payable to stockholders                                              $   5,100         $  -
                                                                                                 ---------        ---------

Commitments

Stockholders' equity:
    Preferred stock, par value $.01 per share; 5,000,000 shares
       authorized; none issued                                                                       -                -
    Common stock, par value $.01 per share; 20,000,000 shares
       authorized; 18,750 shares issued and outstanding                                                187              187
    Additional paid-in capital                                                                      21,063           21,063
    Accumulated deficit                                                                            (19,140)         (18,407)
                                                                                                 ---------        ---------
          Total stockholders' equity                                                                 2,110            2,843
                                                                                                 ---------        ---------

          Totals                                                                                 $   7,210        $   2,843
                                                                                                 =========        =========




See Notes to Financial Statements.

                       Image Technology Laboratories, Inc.
                          (A Development Stage Company)

                            Statements of Operations
                     Years Ended December 31, 1999 and 1998
                         and Period From January 1, 1998
                    (Date of Inception) to December 31, 1999

                                                                                1999             1998           Cumulative
                                                                              ---------        ---------        ----------

Revenues                                                                   $         -          $    -           $     -

General and administrative expenses                                                  733            18,407           19,140
                                                                           -------------     -------------      -----------

Net loss                                                                   $        (733)    $     (18,407)     $   (19,140)
                                                                           =============     =============      ===========

Basic net loss per common share                                            $         -       $       -          $      -
                                                                           =============     =============      ===========

        ======

Basic weighted average common shares outstanding
    (as adjusted for 389 for 1 stock split affected in
    January 2000)                                                              7,288,750         7,288,750        7,288,750
                                                                           =============     =============      ===========








See Notes to Financial Statements.

                       Image Technology Laboratories, Inc.
                          (A Development Stage Company)

                       Statements of Stockholders' Equity
                     Years Ended December 31, 1999 and 1998
                         and Period From January 1, 1998
                    (Date of Inception) to December 31, 1999

                                                       Common Stock
                                                   ----------------------          Addi-                            Total
                                                     Number                        tional          Accum-           Stock-
                                                       of                          Paid-in         ulated           holders'
                                                     Shares       Amount           Capital         Deficit          Equity
                                                     ------       ------           -------         -------          ------

Issuance of shares effective as of
    January 1,1998 to founders                        18,750         $187          $21,063                          $21,250

Net loss                                                                                          $ (18,407)        (18,407)
                                                   ---------    ---------        ---------        ---------       ---------

Balance, December 31, 1998                            18,750          187           21,063          (18,407)          2,843

Net loss                                                                                               (733)           (733)
                                                   ---------    ---------        ---------        ---------       ---------

Balance, December 31, 1999                            18,750         $187          $21,063         $(19,140)      $   2,110
                                                   ---------    ---------        ---------        ---------       ---------
                                                   ---------    ---------        ---------        ---------       ---------






See Notes to Financial Statements.

                       Image Technology Laboratories, Inc.
                          (A Development Stage Company)

                            Statements of Cash Flows
                     Years Ended December 31, 1999 and 1998
                         and Period From January 1, 1998
                    (Date of Inception) to December 31, 1999

                                                                                 1999               1998           Cumulative
                                                                               ---------          ---------        ----------

Operating activities - net loss                                                 $   (733)         $(18,407)       $(19,140)
                                                                                --------          --------        --------

Investing activities - software development costs
    capitalized                                                                                     (2,186)         (2,186)
                                                                                                  --------        --------

Financing activities:
    Proceeds for issuance of common stock                                                           21,250          21,250
    Proceeds from issuance of notes payable to
       stockholders                                                                5,100                             5,100
    Payments of deferred private placement costs                                  (5,000)                           (5,000)
                                                                                --------          --------        --------
          Net cash provided by financing activities                                  100            21,250          21,350
                                                                                --------          --------        --------

Net increase (decrease) in cash                                                     (633)              657              24

Cash, beginning of period                                                            657              -                -
                                                                                --------          --------        --------

Cash, end of period                                                             $     24          $    657        $     24
                                                                                --------          --------        --------
                                                                                --------          --------        --------












See Notes to Financial Statements.

                       Image Technology Laboratories, Inc.
                          (A Development Stage Company)

                          Notes to Financial Statements

Note 1 - Business:

               Image Technology Laboratories, Inc. (the "Company") was incorporated on December 5, 1997 and commenced operations on December 1, 1998. The Company is in the process of developing picture archiving and communications software, known in the medical industry as "PACS," which will be used to input diagnostic images in digital format from original imaging sources and to store, print and display those images. Such software is used in the management of medical diagnostic images by hospitals, health maintenance organizations, group medical practices and individual radiologists to increase accuracy, reduce costs and boost productivity.

               As of December 31, 1999, the Company had not generated any revenues from operations and, accordingly, it was still in the "development stage." Management does not expect the Company to generate any revenues from its planned operations prior to the first quarter of the year ending December 31, 2001.

Note 2 - Summary of significant accounting policies:

               Use of estimates:

                  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

               Software development costs:

                  Pursuant to Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed," the Company is required to charge the costs of creating a computer software product to research and development expense as incurred until the technological feasibility of the product has been established; thereafter, all related software development and production costs are required to be capitalized.

                  Commencing upon the initial release of a product, capitalized software development costs and any costs of related purchased software are generally required to be amortized over the estimated economic life of the product based on current and estimated future revenues. Thereafter, capitalized software development costs and costs of purchased software are reported at the lower of unamortized cost or estimated net realizable value. Due to the inherent technological changes in the software development industry, estimated net realizable values or economic lives may decline and, accordingly, the amortization period may have to be accelerated.

                       Image Technology Laboratories, Inc.
                          (A Development Stage Company)

                          Notes to Financial Statements

Note 2 - Summary of significant accounting policies (continued):
               Software development costs (concluded):
                  Charges to research and development expenses for software development costs incurred prior to the establishment of technological feasibility were not material in 1999 and 1998.

               Start-up and organization costs:
                  The Company accounts for start-up and organization costs pursuant to the provisions of Statement of Position No. 98-5, "Reporting on the Costs of Start-up Activities" ("SOP 98-5"), issued by the American Institute of Certified Public Accountants. SOP 98-5 requires such costs to be expensed as incurred. The Company charged start-up costs of $18,245 to general and administrative expenses during 1998.

               Impairment of long-lived assets:
                  The Company has adopted the provisions of Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" ("SFAS 121"). Under SFAS 121, impairment losses on long-lived assets, such as goodwill and capitalized software costs, are recognized when events or changes in circumstances indicate that the undiscounted cash flows estimated to be generated by such assets are less than their carrying value and, accordingly, all or a portion of such carrying value may not be recoverable. Impairment losses are then measured by comparing the fair value of assets to their carrying amounts.

               Income taxes:
                  The Company accounts for income taxes pursuant to the asset and liability method which requires deferred income tax assets and liabilities to be computed annually for temporary differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. The income tax provision or credit is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

               Net earnings (loss) per common share:
                  The Company presents "basic" earnings (loss) per common share and, if applicable, "diluted" earnings per common share pursuant to the provisions of Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("SFAS 128"). Basic earnings (loss) per common share is calculated by dividing net income or loss applicable to common stock by the weighted average number of common shares outstanding during each period. The calculation of diluted earnings per common share is similar to that of basic earnings per common share, except that the denominator is increased to include the number of additional common shares that would have been outstanding if all potentially dilutive common shares, such as those issuable upon the exercise of stock options, were issued during the period. The Company did not have any potentially dilutive common shares outstanding during 1999 and 1998.

                       Image Technology Laboratories, Inc.
                          (A Development Stage Company)

                          Notes to Financial Statements

Note 2 - Summary of significant accounting policies (concluded):
               Net earnings (loss) per common share (concluded):
                  The 7,288,750 weighted average common shares outstanding for 1999, 1998 and the period from January 1, 1998 to December 31, 1999 shown in the accompanying statements of operations have been retroactively adjusted for a 389 for 1 stock split that was affected on January 7, 2000 (see Notes 5 and 10).

               Stock options:
                  In accordance with the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"), the Company will recognize compensation costs as a result of the issuance of stock options to employees based on the excess, if any, of the fair value of the underlying stock at the date of grant or award (or at an appropriate subsequent measurement date) over the amount the employee must pay to acquire the stock. Therefore, the Company will not be required to recognize compensation expense as a result of any grants of stock options at an exercise price that is equivalent to or greater than fair value. The Company will also make pro forma disclosures, as required by Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), of net income or loss as if a fair value based method of accounting for stock options had been applied instead if such amounts differ materially from the historical amounts.

               Recent accounting pronouncements:
                  The Financial Accounting Standards Board and the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants had issued certain accounting pronouncements as of December 31, 1999 that will become effective in subsequent periods; however, management of the Company does not believe that any of those pronouncements would have significantly affected the Company's financial accounting measurements or disclosures had they been in effect during 1999 and 1998.

Note 3 - Deferred private placement costs:
               As of December 31, 1999, the Company had deferred costs of $5,000 related to sales of units of common stock and warrants through a private placement exempt from registration under the Securities Act of 1933. The deferred costs will be charged to additional paid-in capital in connection with the consummation of the sale on February 4, 2000 (see Note 10).

                       Image Technology Laboratories, Inc.
                          (A Development Stage Company)

                          Notes to Financial Statements

Note 4 - Note payable to stockholder:
               Note payable stockholders with a principal balance of $5,100 at December 31, 1999 were noninterest bearing and due on demand.

Note 5 - Stockholders' equity:
               As of December 31, 1999, the Company was authorized to issue up to 10,000,000 shares of preferred stock with a par value of $.01 per share. No shares of preferred stock had been issued as of December 31, 1999. Under the Company's Articles of Incorporation, the Board of Directors, within certain limitations and restrictions, can fix or alter preferred stock dividend rights, dividend rates, conversion rights, voting rights and terms of redemption including price and liquidation preferences (see Note
               10).

               As of December 31, 1999, the Company was also authorized to issue up to 20,000,000 shares of common stock with a par value of $.01 per share. As of that date, it had issued 18,750 shares of common stock, or the equivalent of 7,288,750 shares as adjusted for the 389 for 1 stock split that was affected on January 7, 2000 (see
               Note 10), to its founding stockholders for total cash consideration of $21,250 in January 1998.

Note 6 - Income taxes:
               As of December 31, 1999, the Company had net operating loss carryforwards of approximately $19,000 available to reduce future Federal taxable income which will expire at various dates through 2019. The Company had no other material temporary differences as of that date. Due to the uncertainties related to, among other things, the future changes in the ownership of the Company, which could subject those loss carryforwards to substantial annual limitations, and the extent and timing of its future taxable income, the Company offset the deferred tax assets attributable to the potential benefits of approximately $7,600 from the utilization of those net operating loss carryforwards by an equivalent valuation allowance as of December 31, 1999.

               The Company had also offset the potential benefits from net operating loss carryforwards of approximately $7,200 by an equivalent valuation allowance as of December 31, 1998. Although the Company had pre-tax losses in each period, no credits for income taxes are included in the accompanying statements of operations as a result of the increases in the valuation allowance of $400 and $7,200 in 1999 and 1998, respectively.

                       Image Technology Laboratories, Inc.
                          (A Development Stage Company)

                          Notes to Financial Statements

Note 7 - Fair value of financial statements:
               The Company's financial instruments at December 31, 1999 for which disclosure of estimated fair value is required by certain accounting standards consisted of cash and notes payable to stockholders. In the opinion of management, cash was carried at fair value because of its liquidity. Because of the relationship of the Company and its stockholders, there is no practical method that can be used to determine the fair value of the notes payable to stockholders.

Note 8 - Stock option plan:
               In January 1998, the Company's stockholders ratified the Company's Stock Option Plan (the "Plan") whereby options for the purchase of up to 5,000,000 shares of the Company's common stock may be granted to key personnel in the form of incentive stock options and nonstatutory stock options, as defined under the Internal Revenue Code. Key personnel eligible for these awards include employees of the Company, consultants to the Company and nonemployee directors of the Company. Under the Plan, the exercise price of all options must be at least 100% of the fair market value of the Company's common shares on the date of grant (the exercise price of an incentive stock option granted to an optionee that holds more than ten percent of the combined voting power of all classes of stock of the Company must be at least 110% of the fair market value on the date of grant). The maximum term of any stock option granted may not exceed ten years from the date of grant and generally vest over three years.

               Since the Company has elected to use the provisions of APB 25 in accounting for stock options, no earned or unearned compensation cost will be recognized in the financial statements for stock options granted to employees at exercise prices that are equal to or greater than the fair market value of the Company's common stock on the date of grant. Instead, the Company will make the pro forma disclosures required by SFAS 123 of net income of loss as if a fair value based method of accounting for stock options had been applied if such pro forma amounts differ materially from the historical amounts.

Note 9 - Employment agreements:
               During December 1999, the Company entered into employment agreements with its three founders that became effective on January 1, 2000 and obligate the Company to make annual aggregate payments of $450,000 in the years ending December 31, 2000, 2001 and 2002.

                       Image Technology Laboratories, Inc.
                          (A Development Stage Company)

                          Notes to Financial Statements

Note 10- Subsequent events:
               Stock split:
                  On January 7, 2000, the Company affected a 389 to 1 split of its outstanding common stock that had been approved by its Board of Directors on December 23, 1999.

               Issuance of preferred stock to founders:
                  On January 7, 2000, the Board of Directors authorized the issuance of a total of 1,500,000 shares of preferred stock to the three founders of the Company in conjunction with the commencement of their employment contracts on January 1, 2000 (see Note 9). The preferred shares will have rights to dividends, rights with respect to liquidation and other rights equivalent to those of holders of the Company's common stock except that holders of preferred shares will have two votes for each share held on all matters to be voted on by the Company's stockholders. The preferred shares were valued at $.30 per share based on the price of units that the Company was offering for sale through the private placement that was completed on February 4, 2000 described below. The aggregate fair value of the preferred shares of $450,000 will be charged to the Company's results of operations over the terms of the respective employment contracts.

               Issuance of stock options:
                  On January 1, 2000, the Company granted options to its founders for the purchase of a total of 3,000,000 shares of its common stock at $.33 per share (approximately 110% of the fair market value on the date of grant) that are exercisable through December 31, 2009.

               Private placement of units:
                  On February 4, 2000, the Company completed a private placement of 800,000 units, at $.30 per unit, that was exempt from registration under the Securities Act of 1933 and received proceeds of $240,000 before related estimated costs of $50,000. Each unit was comprised of one share of common stock and one warrant. Each warrant gives the holder the right to purchase one share of common stock at the initial exercise price of $.40 per share and expires one year from the date of issuance.

                                      * * *